Exhibit 99.1

Contact:

W. J. Delgado
916-838-8833
info@gdsi.co

Richard J. Sullivan
561-515-6163
info@gdsi.co

Richard J. Sullivan, President and Chief Executive Officer of Global Digital Solutions, Inc., Issues An Open Letter to the Public Describing GDSI’s U. S.-Centric Strategic Plan For Technology-Related, Knowledge-Based Jobs, Innovation and Security

“Solutions For America” underscores that GDSI will follow the successful model Sullivan established at Applied Digital Solutions, featuring a private-to-public company roll-up totaling some 42 acquisitions and growing annual revenue from $1 million to $350 million over five years

PALM BEACH, Fla., October 29, 2013 /PRNewswire/ -- Richard J. Sullivan, President and Chief Executive Officer of Global Digital Solutions, Inc. (GDSI), today issued an Open Letter to the Public titled:  “Solutions For America: GDSI’s U.S.-Centric Plan for Building a 21st Century Global Platform for Technology-Related, Knowledge-Based Jobs, Innovation and Security.”

Here’s how the Open Letter begins:

“The United States has always been a world leader in harnessing the power of advanced technology and forward-leaning knowledge to address economic and security-related issues.  We need to continue that tradition by making the necessary investments and pursuing smart strategies – while leveraging effective partnerships between the private and public sectors – if we’re going to meet the evolving challenges of the 21st century.”

The letter makes clear that its purpose is to set forth the compelling rationale behind GDSI’s plans for targeted acquisitions and strong organic growth in the years ahead.

“The first phase in GDSI’s strategy,” the letter states, “is well underway.  The military armament industry is heavily fragmented and evolving rapidly toward a RFID/WiFi-enabled technology platform.  In this dynamic environment, we see enormous opportunity to consolidate this market with a program of targeted acquisitions, beginning with the Airtronic USA merger.”

The Open Letter points out that the GDSI team is confident in its ability to execute its strategy successfully because they have done this before.  Under Sullivan’s leadership at Applied Digital Solutions (“Applied”) the GDSI team built and successfully executed multiple private-to-public company roll-up strategies.  At Applied, Sullivan and his leadership team carried out a private-to-public company roll up totaling some 42 acquisitions and growing annual revenue from $1 million to $350 million over five years.  Applied was recognized as one of the country’s fastest-growing technology companies, regularly topping the NASDAQ in trading volume. The company’s stock price rose sharply from $2.50 to $18.00 per share, reaching a peak market capitalization of approximately $2.5 billion.

The Open Letter concludes:

“We also believe strongly that advancing GDSI’s U.S.-centric, cyber-technology growth strategy will not only be profitable for our shareholders; it will benefit the country.  It is vitally important for the nation to redouble its commitment to invest in advanced technology and cutting-edge knowledge to address pressing economic and security-related issues.  As the GDSI train leaves the station, I can assure the public that we will do our part to fashion far-sighted, advanced solutions for America.”

The entire Open Letter to the Public has been posted on GDSI’s website  at http://gdsi.co/rjs_open_letter.html.  The company has posted links to the letter on its Facebook page and on Twitter (@RJSullivanGDSI).

More About Richard J. Sullivan
Dick Sullivan is an entrepreneurial pioneer. In 2001, Sullivan received the prestigious World Economic Forum's "Award for Advanced Chip Technology" presented in Davos, Switzerland. He served as Chairman and CEO of Applied Digital Solutions, where he executed a technology rollup involving 42 acquisitions that succeeded in increasing the company's share price from $2.50 to a peak of $18 per share. During Sullivan's decade-long tenure as Chairman and CEO, Applied Digital was one of the highest volume traded stocks on NASDAQ. Sullivan also served as Chairman and CEO of Digital Angel Corporation and led the effort to spin off VeriChip Corporation. In 1970, he was a founding member of the management team of Manufacturing Data Systems, Inc., which listed at $7.50 per share and was sold to Schlumberger N.V. in 1980 at $65 per share.

About Global Digital Solutions, Inc.
Global Digital Solutions is positioning itself as a leader in providing small arms manufacturing, complementary security and technology solutions and knowledge-based, cyber-related, culturally attuned social consulting in unsettled areas.  For more information please visit http://www.gdsi.co.

About Airtronic USA, Inc.
Airtronic is an electro-mechanical engineering design and manufacturing company. It provides small arms and small arms spare parts to the U.S. Department of Defense, foreign militaries, and the law enforcement market. . The company's products include grenade launchers, rocket propelled grenade launchers, grenade launcher guns, flex machine guns, grenade machine guns, rifles, and magazines. Founded in 1990, the company is based in Elk Grove Village, Illinois.  On May 16, 2012, the Chapter 7 bankruptcy of Airtronic was converted to a Chapter 11 reorganization. The company’s Chapter 7 bankruptcy case had begun on March 13, 2012.  For more information, please visit www.Airtronic.net.

Forward Looking Statements
This press release contains “forward looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this press release that are not purely historical are forward-looking statements. Forward-looking statements give the Company’s current expectations or forecasts of future events. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control, and could cause the Company’s results to differ materially from those described.  In some cases forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions. These statements include statements regarding moving forward with executing the Company’s global growth strategy. The statements are based upon current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties, many of which are difficult to predict. The Company is providing this information as of the date of this press release and does not undertake any obligation to update any forward looking statements contained in this press release as a result of new information, future events or otherwise, except as required by law.  We have based these forward looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business.  Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved.  Important factors that could cause such differences include, but are not limited to the Risk Factors and other information set forth in the Company’s Registration Statement on Form 10/A filed on October 7, 2013, and in our other filings with the U.S. Securities and Exchange Commission.